Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-160100, 333-176324, 333-206311, and 333-219824) pertaining to the 2006 Equity Incentive Plan, and

(2)	Registration Statements (Form S-8 Nos. 333-61876, 333-143652, 333-153228) pertaining to the 2006 Equity Incentive Plan, 2000 Long-Term Incentive Plan and certain warrants;

of our reports dated March 18, 2019, with respect to the consolidated financial statements and schedule of RadNet, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

Los Angeles, California
March 18, 2019